EXHIBIT 10.7

COOPERATION AGREEMENT BETWEEN BANK AND ENTERPRISE

Pu Gong Jin #2003009

Party A:	Suzhou Branch, Shanghai Pudong Development Bank
Party B:	(Wei Xin) Suzhou Multi-Fineline Electronix Co. Ltd.
Party C:	(Wei Xun) M-FLEX Circuit Boards (Suzhou) Co. Ltd.

I.	Party A extends a consolidated loan totaling USD 20,000,000 to Party B and Party C hereto: At the beginning period during which Party B uses the loan, Party C serves as a guarantor. Collateral is not used (the procedures of collateral are very complicated and involve registration fees). Within the specified amount of the loan, the Companies can freely use the funds in many forms, such as a loan in US dollars, a loan in RMB, Banker’s Acceptance and Import L/C.

II.	Within the amount of the loan specified previously, the loan interest rate on current capital in US dollars for Party B and Party C hereto is LIBOR+0.4% and the loan interest on capital in RMB for Party B and Party C hereto is the standard loan interest rate prescribed by the People’s Bank floating downward by 10%.

III.	The applicable charges of Party A issuing Party B an Import L/C are 0.075%; the charges of Party A issuing Party B a Banker’s Acceptance is 0.5%; the charges of Party B making T/T transfer at Party A is 0.05%, but the charges for single T/T transfer cannot exceed the maximum of RMB 500; Party B’s settlement of exchange rate with Party A is the buy-in rate prescribed by Party A on the day the transaction is conducted plus 1%; the buy-in rate for Party B is the sell-out rate prescribed by Party A on the day the transaction is conducted minus 1%. The charges for a negotiating export L/C are 0.1% and the telegraph cost for single transaction is RMB 80.

IV.	This loan agreement shall be signed once every year, operating in the name of current capital loan with the purpose of reducing financial costs to a minimum, avoiding some regulations of the People’s Bank in connection with project loan and making earlier repayments.

V.	Party B and Party C hereto have promised that they will not mortgage their assets to an outside third party.

VI.	With the business development of Party B and Party C hereto and the expansion of the second phase, Party A has promised that it may increase the amount of current capital loan to Party B and Party C hereto based on the companies’ production and sales.

VII.	Provided that Party A promises to meet the companies’ needs on funding, Party B and Party C hereto shall conduct all the major settlements at the bank.

VIII.	Party A, Party B and Party C hereto have pledged that they will keep all the information in this Agreement confidential. This Agreement has three copies. Each party hereto has one.

(STAMPED)

Party A: (Please sign and stamp below)

/s/ Yi-Zhang Bao

Stamped:	Corporate Banking Department, Suzhou Branch, Shanghai Pudong Development Bank
Dated: July 29, 2003

Party B: (Please sign and stamp below)

/s/ Jia-Ding Xu

Stamped:	Multi-Fineline Electronix (Suzhou) No. 2 Co. Ltd. Wei Xin Electronix (Suzhou) Co. Ltd.
Dated: July 29, 2003

Party C: (Please sign and stamp below)

/s/ Ricky Yeung

Stamped:	Wei Xun M-FLEX Circuit Boards (Suzhou) Co. Ltd. Multi-Fineline Electronix (Suzhou) Co. Ltd.
Dated: July 29, 2003